Exhibit 99.1

RadiSys Corporation Announces Proposed Offering of Convertible Senior Notes
Wednesday November 12, 4:01 pm ET

HILLSBORO, Ore., Nov. 12 /PRNewswire-FirstCall/ — RadiSys Corporation (Nasdaq: RSYS — News), announced today that it intends to offer, subject to market and other conditions, $75 million aggregate principal amount of its Convertible Senior Notes due November 15, 2023 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the “Securities Act”). Final terms of the notes are to be determined by negotiations between the Company and the initial purchasers of the notes.

RadiSys expects to grant the initial purchasers an option to purchase up to an additional $25 million principal amount of notes.

The Company intends to use the net proceeds from the offering for general corporate purposes, including working capital and potential acquisitions and partnerships.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The securities have not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

Certain statements in this press release may be forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Generally, the words “expects” and “intends,” and similar expressions identify forward-looking statements. Forward-looking statements inherently involve risks and uncertainties. See the Company’s Form 10-K for the year ended December 31, 2002, for a further discussion of these and other risks and uncertainties applicable to the Company’s business.